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                                                                 Exhibit (b)(10)


                [LETTERHEAD OF GOLDBERG WEPRIN & USTIN LLP]

                                                October 23, 2000



VIA. TELECOPIER (212) 850-5850
------------------------------
Ms. Lori Humphreys
GE Capital Real Estate
125 Park Avenue
New York, NY 10017

                                  RE:    201 West Madison Avenue
                                         -----------------------

Dear Ms. Humphreys:

     We are the attorneys for a to-be-formed single-purpose limited liability company (the "Borrower") that will acquire 201 West Madison Avenue. The Borrower will be beneficially owned by Radiant Ventures I LLC. We have received and reviewed your letter of October 18, 2000 wherein you agree to permit the Borrower to assume the existing loan in the amount of $29,000,000.00 subject to the modifications set forth in your letter.

     Our client is pleased to deliver to you, under separate cover, the October 18, 2000 letter executed by Radiant Ventures I LLC, together with our client's check in the amount of $30,000.00 representing the good faith deposit. Please hold the check and the letter pending your confirmation that the following modifications and/or clarifications to the letter are acceptable (parenthetical references following each of the comments specifically refer to the applicable number in your October 18, 2000 letter):

     1. Ownership of the Borrower may be by direct ownership of the Borrower, or through ownership in wholly owned entity or entities owned by Radiant Investors LLC, Landmark Partners and either Mr. Frank Kenny or an entity he owns or controls. Ownership structure will follow the requirements of the mezzanine lender. (Para. 10)


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October 23, 2000
Ms. Lori Humphreys



     2. Radiant Ventures I LLC will have a demonstrable net worth in excess of $40,000,000.00. There will be no requirement for principals to provide an additional indemnity. (Para. 11)

     3. The mezzanine lender will request that GECC, as senior lender, acknowledge and permit the mezzanine loan, and the remedies set forth in the mezzanine loan documents. Borrower has received a draft of the proposed "Lender's Consent" that will be requested of GECC. Attached is a copy. (Para. 12)

     4. In the event the loan closes, any balance of the good faith deposit shall be repaid to the Borrower. (Para. 17)

     5. There is no Ground Lease and, as such, a Ground Lessor Estoppel will not be required. Tenant estoppels will be provided from Walgreen's and from Standard Parking. Borrower will use its best efforts to obtain estoppels from the balance of the tenants. Due to the relatively brief period prior to closing, Borrower has commenced the process of obtaining tenant estoppels. The form of tenant estoppel that has been sent to the tenants is attached. (Para. 18)

     6. GECC will have the right to review the financial performance of the Collateral. In the event that GECC seeks to have the financial performance "audited," GECC will pay such expenses as are incurred. In the event the audit produces evidence of material misstatements in the figures provided by the Borrower, in addition to such other remedies GECC may have, GECC may recover the costs of the audit. (Paras. 19 and
          20)

     7. Should the closing date be extended by the Seller beyond December 31, 2000, the closing date under the commitment will be similarly extended. Notwithstanding, (GECC recognizes that the Borrower intends to the close the Transaction during the first week of December. GECC will cooperate with Borrower's scheduling requirements. (Para. 21)

     8. In order to reduce expenses, except for the business terms set forth in the commitment, the loan documents will be in the form and substance as is presently evidencing and securing the existing loan.

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October 23, 2000
Ms. Lori Humphreys

     If the foregoing is acceptable, please proceed with the commitment. If the foregoing is not acceptable or if you wish to discuss any issue, please do not hesitate to contact the undersigned at your earliest convenience.

                                               Very truly yours,

                                               /s/ Andrew W. Albstein

                                               Andrew W. Albstein
AWA:edj